Woodward Reports Third Quarter and Nine-Month Fiscal Year 2012 Results

FORT COLLINS, CO -- (Marketwire - July 23, 2012) - Woodward, Inc. (NASDAQ: WWD) today reported financial results for its third quarter of fiscal 2012. (All per share amounts are presented on a fully diluted basis.)

Third Quarter Fiscal 2012 Highlights

  Net sales for the third quarter of 2012 were $460.2 million, an increase of 5 percent from $438.5 million in the third quarter of last year.
  Earnings per share were $0.40 in the third quarter of 2012, down 22 percent from $0.51 in the third quarter of last year.
  Total EBIT(1) for the quarter was $44.1 million compared to $57.1 million in the third quarter of the prior year, a decrease of 23 percent.
  Free cash flow(2) for the third quarter of 2012 was $37.7 million.

"Operational issues and increased investments in awarded system programs in our Aerospace segment have combined to make this a challenging quarter," said Thomas A. Gendron, Chairman and Chief Executive Officer. "Ongoing worldwide economic uncertainty is also pressuring sales growth."

Net sales for the fiscal 2012 third quarter were $460.2 million, an increase of 5 percent from $438.5 million for the 2011 third quarter. Foreign currency exchange rates had a negative impact of approximately $8 million on net sales for the third quarter of 2012.

EBIT(1) was $44.1 million for the third quarter of 2012 compared to $57.1 million for the third quarter of 2011. Foreign currency exchange rates had an insignificant impact on EBIT for the third quarter of 2012. The current quarter EBIT was negatively impacted by increased investment in product development and improved production processes, partially offset by the increased sales volume. Research and development costs increased in the third quarter of 2012 by $9.7 million, or 33 percent, compared to the same quarter of the prior year, reflecting increased investment on awarded new system programs. Variable compensation expense for the third quarter of 2012 was largely consistent with the third quarter of 2011.

Net earnings for the 2012 third quarter decreased to $28.3 million, from $36.1 million in the 2011 third quarter. Earnings per share decreased 22 percent to $0.40 per share from $0.51 in the prior year's third quarter. The effective tax rate for the third quarter of 2012 was 24.9 percent.

Quarterly Segment Results

Aerospace

Aerospace net sales for the third quarter of fiscal 2012 were $214.5 million, consistent with sales of $215.2 million for the third quarter a year ago. Segment earnings for the third quarter of 2012 decreased to $21.5 million from $35.4 million for the same quarter a year ago, a decrease of 39 percent. Segment earnings as a percent of segment net sales were 10.0 percent this quarter compared to 16.4 percent in the same quarter of the prior year.

Commercial OEM and aftermarket sales improved over the prior year quarter, although lower defense sales largely offset these increases in the quarter. Segment earnings were negatively impacted by investments in both product development and improved production processes, partially offset by price increases.

Segment sales and earnings for the quarter were also negatively impacted by ERP system-related issues that have been addressed.

Energy

Energy net sales for the third quarter of fiscal 2012 were $245.8 million, an increase of 10 percent from $223.2 million for last year's third quarter. Segment earnings for the third quarter of 2012 increased to $31.2 million, up 7 percent from $29.3 million for last year's third quarter. Segment earnings as a percent of segment net sales were 12.7 percent for the third quarter of 2012 compared to 13.1 percent in the same quarter of the prior year.

The Energy sales increase was primarily attributable to strength in control systems for wind turbines and natural gas systems. Segment earnings predominantly benefitted from the increased sales volume.

Nonsegment

Nonsegment expenses totaled $8.7 million for the third quarter of fiscal 2012, an increase of 15 percent from $7.6 million for last year's third quarter, reflecting normal quarterly volatility. Nonsegment expenses were 1.9 percent of consolidated net sales for the third quarter of 2012, up from 1.7 percent in the same quarter of the prior year.

Year-to-Date Results

Net sales for the first nine months of fiscal 2012 were $1,336.9 million, an increase of 9 percent from $1,222.4 million from the nine-month period last year.

Net earnings for the first nine months of 2012 were $95.5 million, or $1.36 per share, compared with $90.5 million, or $1.29 per share, in the same period last year.

Foreign currency exchange rates had an insignificant impact on both sales and earnings for the first nine months of 2012.

Year-to-date EBIT was $150.9 million compared to $147.7 million in the same period of the prior year.

Cash Flow, Financial Position and Other Matters

Net cash generated from operating activities was $63.7 million for the first nine months of fiscal 2012, compared to $46.8 million for the same period of the prior year. Free cash flow was $19.4 million for the first nine months of fiscal 2012, compared to $14.2 million for the same period of the prior year. Payments for property, plant, and equipment for the first nine months of 2012 were $44.2 million compared with $32.6 million for the same period of the prior year. Share repurchases were $31.9 million for the first nine months of 2012.

Total debt decreased to $413.8 million at June 30, 2012 from $425.2 million at September 30, 2011. The ratio of debt-to-debt-plus-equity was 29.7 percent at June 30, 2012 compared to 31.6 percent at September 30, 2011.

The effective tax rate this quarter was 24.9 percent compared to 29.1 percent for the third quarter of the prior year. This reduction contributed $0.02 to earnings per share when compared to the third quarter of the prior year. The tax rate for the third quarter of 2012 was primarily impacted by favorable adjustments related to prior years. We now anticipate a full year effective tax rate of approximately 29.5 percent.

Outlook

"Woodward's long-term strategic focus has given rise to significant recent success in the marketplace," said Thomas A. Gendron, Chairman and Chief Executive Officer. "We believe our dedication to innovation and customer collaboration will continue to increase long-term shareholder value."

In light of macroeconomic uncertainty and the issues highlighted above, Woodward has revised its outlook for its fiscal 2012 full year, consistent with its press release dated July 16, 2012. Net sales are now expected to be between $1.85 and $1.90 billion. Fully diluted earnings per share for the full year fiscal 2012 are now anticipated to be between $1.90 and $2.00 per share.

Non-U.S. GAAP Financial Measures: EBIT (earnings before interest and taxes), EBITDA (earnings before interest, taxes, depreciation and amortization) and free cash flow are financial measures not prepared and presented in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). Management uses EBIT to evaluate Woodward's operating performance without the impacts of financing and tax related considerations. Management uses EBITDA in evaluating Woodward's operating performance, making business decisions, including developing budgets, managing expenditures, forecasting future periods, and evaluating capital structure impacts of various strategic scenarios. Management uses free cash flow, which is derived from net cash provided by operating activities less payments for property, plant, and equipment, in reviewing the financial performance of Woodward's various business segments and evaluating cash generation levels. Securities analysts, investors, and others frequently use EBIT, EBITDA and free cash flow in their evaluation of companies, particularly those with significant property, plant, and equipment, and intangible assets that are subject to amortization. The use of these non-U.S. GAAP financial measures is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with U.S. GAAP. Because EBIT and EBITDA exclude certain financial information compared with net earnings, the most comparable U.S. GAAP financial measure, users of this financial information should consider the information that is excluded. Free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs. Management's calculations of EBIT, EBITDA and free cash flow may differ from similarly titled measures used by other companies, limiting their usefulness as comparative measures.

(1) EBIT is defined as net earnings before interest and taxes.
(2) Free cash flow is derived from net cash provided by operating activities less payments for property, plant, and equipment.

Conference Call

Woodward will hold an investor conference call at 4:30 p.m. EDT on July 23, 2012 to provide an overview of the financial performance for the third quarter of fiscal 2012, business highlights, and outlook for the remainder of the year. You are invited to listen to the live webcast of our conference call, or a recording, and view or download accompanying presentation slides at our website, www.woodward.com.

You may also listen to the call by dialing 1-866-259-1024 (domestic) or 1-703-639-1218 (international). Participants should call prior to the start time to allow for registration; the Conference ID is 1581958. An audio replay will be available by telephone from 7:30 p.m. EDT on July 23, 2012 until 11:59 p.m. EDT on July 28, 2012. The telephone number to access the replay is 1-888-266-2081 (domestic) or 1-703-925-2533 (international), reference access code 1581958.

About Woodward, Inc.

Woodward is an independent designer, manufacturer, and service provider of control solutions for the aerospace and energy markets. Our aerospace systems and components optimize the performance of fixed wing and rotorcraft platforms in commercial, business and military aircraft, ground vehicles and other equipment. Our energy-related systems and components enhance the performance of industrial gas and steam turbines, reciprocating engines, compressors, wind turbines, electrical grids and other energy-related industrial equipment. The company's innovative fluid energy, combustion control, electrical energy, and motion control systems help customers offer cleaner, more reliable and more efficient equipment. Our customers include leading original equipment manufacturers and end users of their products. Woodward is headquartered in Fort Collins, Colorado, USA. Visit our website at www.woodward.com.

Information in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including, but not limited to, statements regarding future sales, earnings, liquidity, growth, order volume, market share gains, key product launches, relative profitability, and the impact of economic conditions and downturns on Woodward. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict. Factors that could cause actual results and the timing of certain events to differ materially from the forward-looking statements include, but are not limited to, the instability in the financial markets, sovereign credit rating downgrades and uncertainty surrounding European sovereign and other debt defaults, and prolonged unfavorable economic and other industry conditions; Woodward's ability to implement and realize the intended effects of its restructuring efforts; Woodward's ability to manage its expenses relative to sales; the ability of Woodward's suppliers to meet their obligations; Woodward's ability to integrate acquisitions and manage the costs related thereto; the success of, or expenses associated with, our product development activities; Woodward's debt obligations, debt service requirements, and any limitations regarding its ability to operate its business and pursue business strategies and incur additional debt in light of certain restrictive covenants in its outstanding debt documents; risks relating to U.S. government contracting activities, including a significant reduction in defense sales due to a decrease in the level of U.S. Federal defense spending; future impairment charges resulting from changes in the estimated fair value of reporting units or of long-lived assets; unforeseen events that significantly reduce commercial airline travel; risks from operating internationally, including the impact on reported earnings from fluctuations in foreign currency exchange rates, and other risk factors described in Woodward's Annual Report on Form 10-K for the year ended September 30, 2011 and any subsequently filed Quarterly Report on Form 10-Q.

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

                               Three-Months Ending     Nine-Months Ending
                                    June 30,                June 30,
                             ----------------------  ----------------------
(Unaudited - in thousands
 except per share amounts)      2012        2011        2012        2011
                             ----------  ----------  ----------  ----------

Net sales                    $  460,241  $  438,467  $1,336,930  $1,222,408
                             ----------  ----------  ----------  ----------
Costs and expenses:
  Cost of goods sold            329,451     304,441     936,354     858,138
  Selling, general, and
   administrative expenses       39,627      38,470     118,984     109,581
  Research and development
   costs                         38,958      29,273     107,197      80,061
  Amortization of intangible
   assets                         8,139       8,935      24,691      26,020
  Interest expense                6,611       6,361      19,471      19,161
  Interest income                  (265)       (117)       (475)       (325)
  Other (income) expense,
   net                               12         249      (1,214)        955
                             ----------  ----------  ----------  ----------
Total costs and expenses        422,533     387,612   1,205,008   1,093,591
                             ----------  ----------  ----------  ----------
Earnings before income taxes     37,708      50,855     131,922     128,817
Income taxes                      9,406      14,799      36,452      38,272
                             ----------  ----------  ----------  ----------
Net earnings                 $   28,302  $   36,056  $   95,470  $   90,545
                             ==========  ==========  ==========  ==========

Earnings per share amounts:
Basic earnings per share     $     0.41  $     0.52  $     1.38  $     1.32
Diluted earnings per share   $     0.40  $     0.51  $     1.36  $     1.29
                             ==========  ==========  ==========  ==========
Weighted average common
 shares outstanding:
Basic                            68,922      68,793      68,973      68,785
Diluted                          70,319      70,166      70,446      70,155
                             ==========  ==========  ==========  ==========
Cash dividends per share
 paid to Woodward common
 stockholders                $     0.08  $     0.07  $     0.23  $     0.20
                             ==========  ==========  ==========  ==========

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS

                                                    June 30,   September 30,
(Unaudited - in thousands)                            2012          2011
                                                 ------------- -------------

Assets
  Current assets:
    Cash and cash equivalents                    $      39,903 $      74,539
    Accounts receivable                                300,661       297,614
    Inventories                                        423,994       381,555
    Income taxes receivable                              8,300         2,456
    Deferred income tax assets                          38,692        38,270
    Other current assets                                40,689        23,359
                                                 ------------- -------------
      Total current assets                             852,239       817,793
  Property, plant, and equipment - net                 214,146       206,725
  Goodwill                                             460,509       462,282
  Intangible assets - net                              243,493       268,897
  Deferred income tax assets                             8,100        10,466
  Other assets                                          15,750        15,271
                                                 ------------- -------------
Total assets                                     $   1,794,237 $   1,781,434
                                                 ============= =============

Liabilities and stockholders' equity
  Current liabilities:
    Short-term borrowings                        $       5,000 $           -
    Current portion of long-term debt                    7,549        18,374
    Accounts payable                                   120,893       123,453
    Income taxes payable                                 3,394         5,440
    Deferred income tax liabilities                        800            74
    Accrued liabilities                                 98,556       133,516
                                                 ------------- -------------
      Total current liabilities                        236,192       280,857
  Long-term debt, less current portion                 401,250       406,875
  Deferred income tax liabilities                       85,547        85,911
  Other liabilities                                     90,589        88,694
                                                 ------------- -------------
  Total liabilities                                    813,578       862,337
  Stockholders' equity                                 980,659       919,097
                                                 ------------- -------------
Total liabilities and stockholders' equity       $   1,794,237 $   1,781,434
                                                 ============= =============

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                     Nine-Months Ending
                                                          June 30,
                                                 --------------------------
(Unaudited - in thousands)                           2012          2011
                                                 ------------  ------------
Net cash provided by operating activities        $     63,653  $     46,800
                                                 ------------  ------------

Cash flows from investing activities:
Payments for property, plant, and equipment           (44,224)      (32,640)
Business acquisitions, net of cash and
 marketable securities acquired                             -       (38,698)
Business acquisitions, marketable securities
 acquired                                                   -        (8,463)
Proceeds from the sale of marketable securities             -         8,217
Proceeds from sale of other assets                        231            30
                                                 ------------  ------------
Net cash used in investing activities                 (43,993)      (71,554)
                                                 ------------  ------------

Cash flows from financing activities:
Cash dividends paid                                   (15,855)      (13,764)
Proceeds from sales of treasury stock                   5,754         2,078
Payments for repurchases of common stock              (31,881)       (6,837)
Excess tax benefits from stock compensation             3,778         2,581
Payments of long-term debt                            (16,440)      (16,500)
Borrowings on revolving lines of credit and
 short-term borrowings                                185,129       126,098
Payments on revolving lines of credit and short-
 term borrowings                                     (180,189)     (103,158)
Payment of debt financing costs                        (2,185)            -
                                                 ------------  ------------
Net cash used in financing activities                 (51,889)       (9,502)
                                                 ------------  ------------
Effect of exchange rate changes on cash and cash
 equivalents                                           (2,407)        1,275
                                                 ------------  ------------
Net change in cash and cash equivalents               (34,636)      (32,981)
Cash and cash equivalents at beginning of period       74,539       105,579
                                                 ------------  ------------
Cash and cash equivalents at end of period       $     39,903  $     72,598
                                                 ============  ============

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

                               Three-Months Ending     Nine-Months Ending
                                    June 30,                June 30,
                             ----------------------  ----------------------
(Unaudited - in thousands)      2012        2011        2012        2011
                             ----------  ----------  ----------  ----------
Net sales:
Aerospace                    $  214,474  $  215,242  $  632,037  $  601,331
Energy                          245,767     223,225     704,893     621,077
                             ----------  ----------  ----------  ----------
Total consolidated net sales $  460,241  $  438,467  $1,336,930  $1,222,408
                             ==========  ==========  ==========  ==========
Segment earnings*:
Aerospace                    $   21,536  $   35,402  $   82,277  $   88,557
As a percent of segment
 sales                             10.0%       16.4%       13.0%       14.7%
Energy                           31,205      29,251      92,264      80,695
As a percent of segment
 sales                             12.7%       13.1%       13.1%       13.0%
                             ----------  ----------  ----------  ----------
Total segment earnings           52,741      64,653     174,541     169,252
Nonsegment expenses              (8,687)     (7,554)    (23,623)    (21,599)
                             ----------  ----------  ----------  ----------
EBIT                             44,054      57,099     150,918     147,653
Interest expense, net            (6,346)     (6,244)    (18,996)    (18,836)
                             ----------  ----------  ----------  ----------
  Consolidated earnings
   before income taxes       $   37,708  $   50,855  $  131,922  $  128,817
                             ==========  ==========  ==========  ==========

Payments for property, plant
 and equipment               $   13,701  $   12,516  $   44,224  $   32,640
Depreciation expense              9,497      10,955      29,179      31,279
                             ==========  ==========  ==========  ==========

*This schedule reconciles segment earnings, which exclude certain costs, to consolidated earnings before taxes.

Woodward, Inc. and Subsidiaries
RECONCILIATION OF NET EARNINGS TO EBIT AND EBITDA

                               Three-Months Ending     Nine-Months Ending
                                    June 30,                June 30,
                             ----------------------  ----------------------
(Unaudited - in thousands)      2012        2011        2012        2011
                             ----------  ----------  ----------  ----------
Net earnings                 $   28,302  $   36,056  $   95,470  $   90,545
Income taxes                      9,406      14,799      36,452      38,272
Interest expense                  6,611       6,361      19,471      19,161
Interest income                    (265)       (117)       (475)       (325)
                             ----------  ----------  ----------  ----------
EBIT                             44,054      57,099     150,918     147,653
Amortization of intangible
 assets                           8,139       8,935      24,691      26,020
Depreciation expense              9,497      10,955      29,179      31,279
                             ----------  ----------  ----------  ----------
EBITDA                       $   61,690  $   76,989  $  204,788  $  204,952
                             ==========  ==========  ==========  ==========

EBIT (earnings before interest and taxes) and EBITDA (earnings before interest, taxes, depreciation, and amortization) are non-U.S. GAAP financial measures. Management uses EBIT to evaluate Woodward's operating performance without the impacts of financing and tax related considerations. Management uses EBITDA in evaluating Woodward's operating performance, making business decisions, including developing budgets, managing expenditures, forecasting future periods, and evaluating capital structure impacts of various strategic scenarios. Securities analysts, investors, and others frequently use EBIT and EBITDA in their evaluation of companies, particularly those with significant property, plant, and equipment, and intangible assets that are subject to amortization. The use of these non-U.S. GAAP financial measures is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with U.S. GAAP. Because EBIT and EBITDA exclude certain financial information compared with net earnings the most comparable U.S. GAAP financial measure, users of this financial information should consider the information that is excluded. Management's calculations of EBIT and EBITDA may differ from similarly titled measures used by other companies, limiting their usefulness as comparative measures.

Woodward, Inc. and Subsidiaries
RECONCILIATION OF CASH FLOW FROM OPERATIONS TO FREE CASH FLOW
                               Three-Months Ending     Nine-Months Ending
                                    June 30,                June 30,
                             ----------------------  ----------------------
(Unaudited - in thousands)      2012        2011        2012        2011
                             ----------  ----------  ----------  ----------

Net cash provided by
 operating activities        $   51,427  $   26,624  $   63,653  $   46,800
Payments for property,
 plant, and equipment           (13,701)    (12,516)    (44,224)    (32,640)
                             ----------  ----------  ----------  ----------
Free cash flow               $   37,726  $   14,108  $   19,429  $   14,160
                             ==========  ==========  ==========  ==========

Free cash flow is a non-U.S. GAAP financial measure. Management uses free cash flow, which is derived from net cash provided by operating activities less payments for property, plant, and equipment, in reviewing the financial performance of Woodward's various business segments and evaluating cash generation levels. Securities analysts, investors, and others frequently use free cash flow in their evaluation of companies, particularly those with significant property, plant, and equipment, and intangible assets that are subject to amortization. The use of this non-U.S. GAAP financial measure is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with U.S. GAAP. Free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs. Management's calculation of free cash flow may differ from similarly titled measures used by other companies, limiting its usefulness as a comparative measure.

CONTACT:
Robert F. Weber, Jr.
Vice Chairman, Chief Financial Officer and Treasurer
970-498-3112